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                                                                       EXHIBIT 5


                           [Corn Products Letterhead]


                                December 21, 2001


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

                  Re:   $3,100,000 of Deferred Compensation Plan for Outside
                           Directors Obligations
                        $8,000,000 of Supplemental Executive Retirement Plan
                           Obligations

Ladies and Gentlemen:

         I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Corn Products International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $3,100,000 of the Company's Deferred Compensation Plan for Outside Directors Obligations (the "Deferred Compensation Obligations"), $8,000,000 of the Company's Supplemental Executive Retirement Plan Obligations (the "SERP Obligations" and, together with the Deferred Compensation Obligations, the "Registered Obligations") including an indeterminate number of shares of the Company's Common Stock, $.01 par value ("Common Stock"), and Preferred Stock Purchase Rights of the Company (the "Rights") associated therewith, to be issued from time to time under the Corn Products International, Inc. Deferred Compensation Plan for Outside Directors and the Corn Products International, Inc. Supplemental Executive Retirement Plan (the "Plans"). The terms of the Rights are set forth in the Rights Agreement, dated as of November 19, 1997 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent.

         I am the Vice President, General Counsel and Corporate Secretary of the Company and I am familiar with the proceedings to date with respect to the proposed issuance of the Registered Obligations, including the Common Stock and the Rights, under the Plans. In this regard, I have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, I am of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

         2. Each of the Registered Obligations will be a validly issued and binding obligation of the Company when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee shall have duly adopted final resolutions authorizing the issuance thereof in accordance with the applicable Plan; and (iii) such Registered Obligation shall have been duly issued in accordance with the applicable Plan.

         3. Each share of Common Stock associated with each of the Registered Obligations referred to in paragraph 2 above will be duly authorized, legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale thereof as contemplated by the applicable Plan; and (iii) a certificate representing such share shall have been duly executed,



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                  countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the applicable Plan.

         4. The Right associated with each share of Common Stock referred to in paragraph 3 above will be validly issued when (i) such Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (ii) such associated share shall have been duly issued as set forth in paragraph 3 above.

         I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Registered Obligations, the Common Stock or the Rights.

         This opinion letter is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Marcia E. Doane
                                            --------------------
                                            Marcia E. Doane
                                            Vice President, General Counsel and
                                            Corporate Secretary